EXHIBIT 10.1

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of this 15th day of April, 2011, by and among ZAP, a California corporation (“ZAP”), and Jonway Group Co., Ltd., a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China (“Jonway Group,” and together, the “Parties”).

WHEREAS, on July 2, 2010, the Parties entered into that certain Equity Transfer Agreement for the Purchase and Transfer of Certain Equity Interest in Zhejiang Jonway Automobile Co., Ltd., (the “Purchase Agreement,”), as amended by that certain letter agreement between the parties, dated as of July 27, 2010 (the “Amendment,” and such transaction, the “Equity Purchase”);

WHEREAS, pursuant to Section 3.1 of the Purchase Agreement, the Parties agreed that ZAP would pay for the Equity Purchase in two separate installments: (i) USD 10,000,000, to be paid within ten (10) days following approval of the Equity Purchase by relevant authorities in the People’s Republic of China (the “First Installment”), and (ii) USD 19,030,000, to be paid within ninety (90) days following approval of a business license by local industry and commerce authorities and compliance with certain closing conditions (the “Second Installment”);

WHEREAS, on December 17, 2009, 4,000,000 shares of ZAP Common Stock were issued to Jonway Group’s designee, (Alex) Gang Wang, (the “Deposit”) to be credited towards the purchase price of the Equity Purchase;

WHEREAS, pursuant to the first paragraph of the Amendment, ZAP agreed to pay Jonway Group or its designee, in addition to the First Installment and the Second Installment, USD 1,550,000, payable at ZAP’s election in cash or in the number of shares of ZAP Common Stock equivalent to such amount, based on a per share price of USD 0.25 (the “Additional Payment”);

WHEREAS, following the payment of the Deposit, the First Installment and Second Installment in full, USD 550,000 of the Additional Payment remained unpaid by ZAP pursuant to the Purchase Agreement and the Amendment (the “Remaining Amount”);

WHEREAS, the Parties have different interpretations of the first paragraph of the Amendment, regarding any obligation of ZAP to compensate Jonway Group for any difference in the total RMB received by Jonway Group from ZAP’s payment of the installments in USD, due to changes in the exchange rate of RMB to USD (the “Currency Difference”);

WHEREAS, the Parties desire to resolve all claims, potential claims, and disputes arising out of or related to the facts, events, transactions or acts related to the Additional Payment and the Currency Difference;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement along with other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. The Deposit has been credited towards USD 1,000,000 of the Additional Payment.

2. Within five (5) business days following the date of this Agreement, ZAP shall issue Four Million (4,000,000) shares of common stock of ZAP (the “Shares”) to Jonway Group or its designee. The Shares shall be subject to resale restrictions under SEC Rule 144.

3. For value received, including without limitation, the payment of the Deposit, the issuance of the Shares and the covenants and agreements of the other party hereto, each party (the “Releasing Party”) hereby releases the other party and each of its current and former affiliates, shareholders, directors, officers, agents, and employees (collectively, the “Released Parties”) of and from any and all demands, actions, causes of action, suits, claims, counterclaims, costs, set-offs, acts and omissions, liabilities, and other claims of every kind or nature whatsoever, both in law and in equity, known or unknown, which the releasing party has or ever had against the released parties, arising from or relating to the Remaining Amount, the Currency Difference and any other amounts payable by the Parties pursuant to the Purchase Agreement or the Amendment.

4. This Agreement is intended by the Parties as a final expression of their agreement with respect to the matters set forth herein and is intended as a complete and exclusive statement of the agreement between the Parties.

5. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to modify or limit provisions regarding retained liabilities and indemnity or similar matters in the Purchase Agreement.

6. The Parties mutually agree to execute, acknowledge, and deliver any and all such agreements, documents, and instruments, and to perform any and all such acts and things as may be reasonably necessary and proper to consummate the transactions contemplated by this Agreement.

7. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, as well as each of their legal representatives, heirs, administrators, executors, successors and assigns.

8. If any term, condition, or provision of this Agreement is invalid, illegal, or otherwise incapable of being enforced by any rule of law or public policy, all other terms, conditions, and provisions of this Agreement shall nevertheless remain in full force and effect.

9. By its acceptance hereof, each of the Parties hereto hereby represents that it has the necessary power and authority or capacity to execute, deliver, and perform the undertakings contained in this Agreement, and that this Agreement constitutes a valid and binding obligation of such Party enforceable against it in accordance with its terms.

10. This Agreement is entered into solely for the amicable settlement and compromise of any disputed claims between the Parties.  Neither this Agreement, nor any actions taken pursuant to this Agreement, shall be treated as an admission of liability, the existence of any damages, or a statement or admission as to any particular contention or issue by either of the Parties for any purpose.

11. This Agreement may be executed in counterparts and by different parties on separate counterpart signature pages, each of which constitutes an original and all of which taken together constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by fax or email shall be effective as an original.  This Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

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IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement as of the date first set forth above.

ZAP

By: /s/ Steven Schneider
         Name:  Steven Schneider
 Title:    Co-Chief Executive Officer

JONWAY GROUP CO. LTD.

By:  /s/ Gang Wang
Name:  Gang Wang